Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-271769, 333-264825, 333-256140 and 333-249187) of Pulmonx Corporation of our report dated February 27, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Francisco, California

February 27, 2024